STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 02/25/1999
991074801 - 2703684

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MEDALION SERVICES, INC.
               (under section 242 of the General Corporation Law)

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is: MEDALION SERVICES, INC.

SECOND: The corporation's Certificate of Incorporation was originally filed with the secretary of State on January 6, 1997.

THIRD: The corporation hereby amends its Certificate of Incorporation by deleting in its entirety paragraphs FIRST and FOURTH and inserting in lien thereof the following:

          "FIRST: The name of the corporation is OREX COLD MINE CORPORATION."

          "FOURTH; The total number of shares of stock which this Corporation is author12ed to issue is. Fifty million (50,000,000) shares of Common Stock with a par value of $.0001."

FOURTH: The amendment effected herein was authorized by written consent of the holders of a majority of the outstanding shares entitled to vote thereon, written notice of this corporate action has been given to all shareholders entitled to vote thereon who did not consent in writing to such action pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: The amendments effected herein shall be effective at the opening of business an March 3, 1999.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 23rd day of February, 1999.

/s/ Doreen Rush

Doreen Rush, President